Exhibit 99.1

LightPath Technologies, Inc. Announces

Third Quarter Fiscal 2006 Financial Results

For Immediate Release

(May 8, 2006) ORLANDO, FL LightPath Technologies, Inc. (NASDAQ: LPTH), a manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, high-performance fiber-optic collimators and isolators, today announced financial results for the third quarter of fiscal 2006 and the nine months ended March 31, 2006. Our Disclosure Backlog, as defined in our Annual Report on Form 10-K for June 30, 2005, increased 40% to $3.5 million at March 31, 2006, compared to $2.5 million at the same date in the prior year. Sales for the third quarter of fiscal 2006 increased by 1%, to $3.11 million compared to the same period in fiscal 2005, and increased 5% from $2.95 million compared to the second quarter of fiscal 2006.

“As previously reported in our preliminary results, we had a healthy increase in our order board this quarter, but found ourselves unable to quickly meet the demand”, commented Ken Brizel, President and Chief Executive Officer of LightPath. “Also, we had not forecasted the product mix that we received for our orders in this quarter, which included a large increase in molded optics. We planned for higher volumes and had established the capacity but were not able to execute as well as we should have to deliver to our customers.”

Financial Quick Reference

(In Millions, except for per share data)	Three Months Ended March 31,		Nine Months Ended March 31,
Unaudited	2006	2005	2006	2005
Total revenues	$3.11	$3.07	$8.76	$9.33
Total costs and expenses	$4.23	$3.38	$11.30	$12.11
Net loss	$1.12	$0.31	$2.54	$2.78
Net loss per share	$0.29	$0.09	$.68	$.85
Increase\(Decrease) in cash and cash equivalents	$2.11	$(0.38)	$1.28	$(1.05)

(In Millions)	March 31, 2006	December 31, 2005
Cash and cash equivalents	$3.7	$1.6

Detailed comments about the third quarter of fiscal 2006: For the quarter ended March 31, 2006, we reported total revenues of $3.11 million compared to $2.95 million for the second quarter of this fiscal year, an increase of 5%. Net loss for the quarter was $1.12 million, or $0.29 per share. Our gross margin percentage in the third quarter of fiscal 2006 compared to second quarter 2006 was lower at 10%. The total manufacturing cost of $2.79 million was $0.53 million higher in the third quarter of fiscal 2006 than it was in the same period of the prior fiscal year. Because of significant shift in production mix during the third quarter of fiscal 2006 we spent $0.20 million in overtime costs to increase production volumes for molded optics. We also incurred about $0.15 million of start-up costs for our subsidiary operating in Jiading, Peoples Republic of China. We also experienced reduced sales of collimators and isolators which impacted our cost by another of $0.18 million due to lower utilization and incurred an increase in SG&A expense of $0.35 million due to inflation of salaries, rent and property taxes and start-up salaries for employees of our subsidiary in China. Operating cash use in the quarter was also high at $1.42 million. In addition, working capital requirements increased by $0.54 million due primarily to an increase in accounts receivable caused by 51% of the quarter’s shipments being made in March and payments to vendors to secure supplies for shipments. We estimate that our one time or non-recurring cost impacts were approximately $0.35 million. As compared to the second quarter of fiscal 2006, our costs and expenses were up $0.62 million, however, adjusting for the one time or non-recurring cost impacts of, start-up costs of our subsidiary in China, product mix changes and overtime costs incurred in the third quarter, costs and expenses in this quarter would have been nearly the same as in the second quarter with approximately $0.15 million more in sales.

Detailed comments about the first nine months of fiscal 2006: For the nine month period ended March 31, 2006, the Company reported total revenues of $8.76 million compared to $9.33 million for the same period in fiscal 2005, a decrease of 6%. Net loss for the first nine months of fiscal 2006 was $2.54 million, or $0.68 per share, an improvement over the loss in last year’s comparable nine-month period of $2.78 million, or $0.85 per share. Gross margin decreased to 18% during this period from 21% from the same period in fiscal 2005, due to start-up costs of $0.25 million we incurred in connection with our subsidiary in China. We incurred an increase in SG&A expense of $0.096 million due to inflation of salaries, rent and property taxes and start-up salaries for our employees of our subsidiary in China. New product development expenses increased from $0.75 million in the first nine months of fiscal 2005 to $0.76 million in the first nine months of fiscal year 2006. The increase was due to slightly higher personnel costs offset by lower consumable material and outside services costs.

Cash Status: For the quarter ended March 31, 2006, cash increased this period by $2.11 million compared to a decrease of $0.38 million in the same period of the prior fiscal year. During the quarter ending March 31,2006 we engaged in a private placement of our common stock resulting in net proceeds of $3.5 million after payment of placement agent fees and commission. While we typically have a high use of cash in our third quarter due to seasonal factors, operating cash used in the quarter ended March 31, 2006, was unusually high at $1.42 million due primarily to profit impact of about $0.88 million and working capital requirements of $0.54 million. However, if adjusted for the start-up costs of our subsidiary in China, overtime costs incurred in the third quarter and a high level of accounts receivable for the period due to higher than usual March shipments, cash usage for the quarter would have been lower by approximately $0.85 million.

Comments: Ken Brizel, President and CEO of LightPath, stated, “This has been a disappointing quarter. We lost momentum in isolators and collimators. Also, while we have experienced great demand for our molded optic products, we were unable to fill all the orders we should have in the quarter. Our objective is to be able to meet our revenue targets even if our production mix resulting from orders received changes significantly. Our backlog continues to strengthen and it appears as if it will continue to increase. We anticipate that with the implementation of early warning financial metrics by our new Chief Financial Officer, an increase in production by our subsidiary in China, and the high level of morale and energy of the Orlando work force, I am confident that the fourth quarter of the fiscal year will get us back on track with respect to the trends that started during the second quarter of fiscal 2006.”

Additional information concerning LightPath Technologies, Inc. and our products can be found at our web site at www.lightpath.com.

Webcast Details:

LightPath plans to hold an audio webcast at 3:00 p.m. EDT on May 8, 2006 to discuss details regarding its performance for the third quarter and first nine-month period of fiscal 2006. The session may be accessed at www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on our web site shortly after the call is concluded.

LightPath manufactures optical products, including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq Capital Market under the symbol “LPTH.” Investors are encouraged to go to LightPath’s web site for additional financial information.

Contact: Dorothy Cipolla, CFO

LightPath Technologies, Inc. (407) 382-4003

Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

LIGHTPATH TECHNOLOGIES, INC.

Condensed Consolidated Balance sheets

(unaudited)

Assets	March 31, 2006	June 30, 2005
Current assets:
Cash and cash equivalents	$3,737,621	$2,462,540
Trade accounts receivable, net of allowance of $85,800 and $26,500, respectively	2,242,311	1,456,612
Inventories	1,566,786	1,741,494
Prepaid expenses and other assets	95,155	222,430

Total current assets	7,641,873	5,883,075
Property and equipment—net	1,253,787	1,335,612
Intangible assets—net	273,690	325,008
Other assets	73,771	65,214

Total assets	$9,243,121	$7,608,909

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$925,306	$865,960
Accrued liabilities	455,767	387,617
Accrued payroll and benefits	376,576	358,606
Accrued severance and exit costs
Notes Payable, current portion	271,199	12,479

Total current liabilities	2,028,848	1,624,662

Capital lease obligation, excluding current portion	43,681	54,193
Stockholders’ equity:
Common stock: Class A, $.01 par value, voting; 34,500,000 shares authorized; 4,426,268 shares issued and outstanding at March 31, 2006 and June 30, 2005, respectively	44,263	36,956
Additional paid-in capital	195,980,842	192,426,330
Accumulated deficit	(188,854,513)	(186,311,002)
Unearned compensation	—	(222,230)

Total stockholders’ equity	7,170,592	5,930,054

Total liabilities and stockholders’ equity	$9,243,121	$7,608,909

LIGHTPATH TECHNOLOGIES, INC.

Condensed Consolidated Statement of Operations

(unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2006	2005	2006	2005
Product sales, net	$3,106,674	$3,065,310	$8,762,956	$9,329,972
Cost of sales	2,798,070	2,268,520	7,158,826	7,392,693

Gross margin	308,604	796,790	1,604,130	1,937,279
Operating expenses:
Selling, general and administrative	1,183,390	830,275	3,386,073	3,290,158
New product development	261,858	224,633	761,681	753,860
Amortization of intangibles	8,216	38,217	51,318	542,672

Total costs and expenses	1,453,464	1,093,125	4,199,072	4,586,690

Operating loss	(1,144,860)	(296,335)	(2,594,942)	(2,649,411)
Other income (expense)
Loss on settlement of litigation	—	—	—	(70,000)
Gain on sales of assets	—	(13,042)	9,134	10,499
Investment and other income (expense), net	27,115	3,394	42,297	(72,198)

Net loss	$(1,117,745)	$(305,983)	$(2,543,511)	$(2,781,110)

Loss per share (basic and diluted)	$(0.29)	$(0.09)	$(0.68)	$(0.85)

Number of shares used in per share calculation	3,826,560	3,311,984	3,739,283	3,287,587

LIGHTPATH TECHNOLOGIES AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended March 31,
	2006	2005
Cash flows due to operating activities

Net loss	$(2,543,511)	$(2,781,110)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	637,853	1,342,720
Loss on sale of equipment	(9,134)	(10,499)
Stock based compensation	200,684	389,292
Provision for doubtful accounts receivable	90,200	(46,455)
Changes in operating assets and liabilities:
Trade Receivables	(875,899)	68,462
Inventories	174,708	(270,404)
Prepaid expenses and other assets	118,718	415,131
Accounts Payable and accrued expenses	145,466	(216,875)

Net cash used in operating activities	(2,060,916)	(1,109,738)

Cash flows due to investing activities
Property and equipment additions	(505,491)	(51,243)
Proceeds from sale of assets	9,915	112,627

Net cash used in investing activities	(495,576)	61,384

Cash flows due to financing activities
Proceeds from exercise of stock options	815	521
Proceeds from sale of common stock	3,582,550	—
Borrowings on capital leases	248,208	—
Payments on capital lease obligation	—	(5,459)

Net cash provided by (used in) financing activities	3,831,573	(4,938)

Increase (Decrease) in cash and cash equivalents	1,275,081	(1,053,292)

Cash and cash equivalents, beginning of period	2,462,540	2,531,029

Cash and cash equivalents, end of period	$3,737,621	$1,477,737

Supplimental disclosure of cash flow information:
Non-cash financing activity:
Capital lease obligation	—	$75,000
Interest paid	$12,739	—